Exhibit 10.8

INDIVIDUAL EMPLOYMENT CONTRACT FOR INDEFINITE TIME (TOGETHER WITH ITS EXHIBITS, THIS “AGREEMENT”), ENTERED INTO ON THE ONE PART BY CADENA MEXICANA DE EXHIBICIÓN, S.A. DE C.V., REPRESENTED BY THE SIGNATORY ON ITS BEHALF SET FORTH AT THE FOOT HEREOF (TOGETHER WITH ANY SUCCESSORS, THE “COMPANY”), AND ON THE OTHER, ON HIS OWN BEHALF, BY MR. MIGUEL ANGEL DAVILA GUZMAN (THE “EXECUTIVE”), IN ACCORDANCE WITH THE FOLLOWING REPRESENTATIONS AND CLAUSES.

R E P R E S E N T A T I O N S

I.- The COMPANY represents:

a).- To be a Mexican business corporation with domicile at Mexico City and its main business activity is the exhibition of motion pictures.

b).- To intend to govern the employment relationship of the EXECUTIVE as Chief Executive Officer (Director General), pursuant to the terms of this Agreement.

II.- The EXECUTIVE represents:

a).- To be a Mexican national, male sex, married, 39 years old, with domicile at Mexico City.

b).- To wish to perform the position of Chief Executive Officer (Director General) of the COMPANY in accordance with the provisions hereof.

c).- To speak, read, write and comprehend the English language.

In view of the above statements, the parties agree to the following

C L A U S E S

FIRST.- The EXECUTIVE shall render personally to the COMPANY the services as Chief Executive Officer (Director General), as an employee, under the management and supervision of the Board of Directors of the COMPANY. Subject to the terms and conditions of this Agreement, the EXECUTIVE agrees to perform the duties inherent to his position and all those activities that the Board of Directors of the COMPANY may instruct him from time to time during his employment with the COMPANY consistent with his employment as Chief Executive Officer (Director General). The term of the employment of the EXECUTIVE shall be indefinite.

The Board of Directors of the COMPANY may request the EXECUTIVE to render services, without additional compensation, to the COMPANY’s Affiliates, provided that the COMPANY will be the only employer and such services are related to his position as Chief Executive Officer (Director General) of the COMPANY. The EXECUTIVE’s current positions with civic and charitable organizations are set forth in Clause THIRTEENTH hereof. The EXECUTIVE shall not accept additional civic or charitable positions if such positions could reasonably be expected to interfere with the performance of his duties as Chief Executive Officer (Director General). The EXECUTIVE shall notify the Board of Directors of his acceptance of any positions.

SECOND.- The EXECUTIVE shall render his services at the headquarters of the COMPANY in the Mexico City Metropolitan area, provided that the EXECUTIVE will undertake such business travel as is reasonably necessary or advisable in connection with the performance of his duties.

THIRD.- For purposes of the benefits that according to the Federal Labor Law are granted based on seniority, the COMPANY recognizes that the EXECUTIVE started rendering services on January 17, 1994.

FOURTH.- The COMPANY shall pay to the EXECUTIVE for all services to be rendered in accordance with this Agreement, a yearly salary (the “Base Salary”) of $400,000.00 US Dollars (FOUR HUNDRED THOUSAND Dollars of the United States of America 00/100). The Base Salary shall be paid bimonthly in Dollars or in Mexican currency. If in Mexican currency, the Dollars shall be converted into Mexican Pesos using the exchange rate to fulfill obligations denominated in foreign currency payable in the Mexican Republic published by Banco de Mexico (or successor institution) on the Official Gazette of the Federation one (1) business day prior to the relevant payment date. Such amount does not include payments due to vacation premium equal to 25% of the Base Salary corresponding to the days of vacation or due to Christmas bonus, all of which shall be paid to the EXECUTIVE as required in accordance with Mexican law from time to time (the “Required Christmas Bonus and Vacation Premium”); provided, that, (i) weekly days off and days off as holidays are included in the Base Salary, (ii) vacation premium is payable only in respect of days to which the EXECUTIVE is entitled to vacation (including in respect of vacation days not taken) and (iii) Christmas bonus is currently equivalent to fifteen days of Base Salary per year. The salary and Required Christmas Bonus and Vacation Premium shall be paid at the headquarters of the COMPANY or by electronic transfer to the account designated by the EXECUTIVE (in the case of electronic transfer, the records of the payor or payee bank shall be sufficient evidence of payment). In addition, the EXECUTIVE shall be entitled to receive the benefits and perquisites described on Exhibit A of this Agreement, which Exhibit forms an integral part hereof.

In the event of the termination of the EXECUTIVE’S employment with the COMPANY, the EXECUTIVE shall be entitled to receive termination payments, if any, subject to the terms and conditions described on Exhibit B of this Agreement, which document signed by the parties forms an integral part hereof.

FIFTH.- The EXECUTIVE shall take periods of vacation of up to six weeks of paid vacation (together with the applicable vacation premium included in Required Christmas Bonus and Vacation Premium) per annum. Notwithstanding the immediately prior sentence, (i) the number of vacation days to which the EXECUTIVE is entitled for the period commencing November 10, 2004 and ending on December 31, 2004 shall equal six weeks minus the number of days actually taken by the EXECUTIVE during the period commencing on January 1, 2004 and ending on November 7, 2004 and (ii) the vacation days to which the EXECUTIVE is entitled in any other fiscal year during which the EXECUTIVE is not employed for the entirety of such fiscal year shall be prorated for the period the EXECUTIVE was actually employed during such fiscal year.

SIXTH.- Holidays shall be those set forth by the COMPANY pursuant to its practices.

SEVENTH.- The COMPANY shall pay to the EXECUTIVE a proportional part of the annual Christmas bonus if the EXECUTIVE works for a period under one year.

EIGHTH.- During his employment with the COMPANY, the EXECUTIVE shall be eligible to receive a bonus (the “Bonus”), including in respect of calendar year 2004, based on the results obtained during each fiscal year. The calculations to determine the Bonus are defined in Exhibit C hereto, which forms a part hereof.

The Bonus, if any, which is earned by, and payable to, the EXECUTIVE, for any applicable fiscal year, shall be paid by the COMPANY to the EXECUTIVE automatically, without the need for a resolution by the Board of Directors of the COMPANY or any of its affiliates or any instruction or similar direction by any member of the Board of Directors, a shareholder of the COMPANY or any other party, on the earlier to occur of (i) the day that is forty five (45) days counted from the last day of the fiscal year or yearly period in respect of which EBITDA is calculated or (ii) three business days after the day on which EBITDA shall be approved as specified in the definition of EBITDA, provided that, upon termination of his employment with the COMPANY for any reason, the EXECUTIVE shall in accordance with Exhibit B hereof be entitled to receive a proportionate part of the Bonus.

NINTH.- The EXECUTIVE will be granted certain incentives as contemplated by, and subject to the terms and conditions of, the Grupo Cinemex, S.A. de C.V. Stock Appreciation Rights Agreement executed contemporaneously herewith (the “SAR Agreement”) and the following additional agreements to be entered into by the EXECUTIVE contemporaneously herewith: LCE Holdings, Inc. and LCE Intermediate Holdings, Inc. Option

Agreement between LCE Holdings, Inc., LCE Intermediate Holdings, Inc. and the EXECUTIVE (together with the LCE Holdings, Inc. and LCE Intermediate Holdings, Inc. 2004 Management Stock Option Plan); the Management Stockholders Agreement among LCE Holdings, Inc., LCE Intermediate Holdings, Inc., LCE Holdco LLC, Loews Cineplex Entertainment Corporation and certain Management Optionholders and Stockholders of LCE Holdings, Inc. and LCE Intermediate Holdings, Inc. from time to time party thereto; and the Registration Rights Agreement among LCE Holdings, Inc., LCE Intermediate Holdings, Inc., LCE Holdco LLC, LCE Acquisition Corporation and certain Stockholders of LCE Holdings, Inc. and LCE Intermediate Holdings, Inc. (the “Ancillary Agreements”). A copy of the Ancillary Agreements is attached hereto as Exhibit D.

During the term of his employment, EXECUTIVE shall be eligible to participate in all employee benefits and employee benefit plans of the COMPANY hereafter adopted which are applicable to all the COMPANY’s senior executives generally, as long as such plans grant benefits and perquisites that are different in type from those contemplated herein and in the agreements referred to herein. The COMPANY hereby agrees to take any and all action, and execute any and all documents, that may be necessary for EXECUTIVE to be a party to, and be entitled to the benefits of, any such employee benefit plans.

TENTH.- The EXECUTIVE shall be required to maintain confidential, and shall not use for any purpose other than as required for the performance of his duties as Chief Executive Officer (Director General) of the COMPANY (which shall permit the EXECUTIVE to disclose and discuss the relevant information of the COMPANY or its activities, whether or not confidential, to any employees, officers, consultants or advisors of the COMPANY or to any other third party, in each case as reasonably required in the performance of his duties), any and all information (i) owned or prepared for the benefit of the COMPANY, (ii) marked or treated as confidential and (iii) that, if disclosed, could assist the COMPANY’s competitors or could cause damages or losses to the COMPANY, in all cases that is in possession of the EXECUTIVE (“Confidential Information”), except that the Confidential Information shall not include information (i) that has been disclosed or has become generally available to the public through no fault of the EXECUTIVE, (ii) that is available through any industry or commerce chamber or any information gathering entity or agency, or (iii) that the EXECUTIVE is required to disclose pursuant to applicable law or as required by a court, arbitration panel or governmental agency.

Except as required for the performance by the EXECUTIVE of his duties, all Confidential Information in possession of the EXECUTIVE must be kept by the EXECUTIVE at the headquarters of the COMPANY.

Upon termination of his employment with the COMPANY, the EXECUTIVE shall return, to the person designated in writing by the Board of Directors of the COMPANY or, if no such person has been designated, to the General Counsel of the Company with copies to the General Counsel of Loews Cineplex Entertainment Corporation (which such copies shall be made at the expense of the COMPANY), all Confidential Information in possession of the EXECUTIVE.

The obligations of the EXECUTIVE pursuant to this Clause shall be in effect during the term of the EXECUTIVE’s employment with the COMPANY and for a period of 18 months counted from the date of termination of his employment.

ELEVENTH.- Given the EXECUTIVE’s knowledge of the COMPANY’s business derived from the high level of his position, during his employment with the COMPANY and for an additional period of 18 months counted from the date of termination of employment, the EXECUTIVE shall not engage in, or invest in, or be employed by any business engaged in, or assist as a consultant or assist otherwise to any business engaged in the motion picture exhibition business within the United Mexican States. Nothing in this Clause ELEVENTH shall be deemed to limit the ability of the EXECUTIVE (i) to maintain investments in entities that are or may become suppliers or contractors of the COMPANY or any of its affiliates (without prejudice of his obligations pursuant to Clause Thirteenth hereof), (ii) to participate, after the termination of his employment, in the distribution of motion pictures to exhibitors or the supply of equipment or products to motion picture exhibitors, or (iii) be employed, after the termination of his employment, by McKinsey & Company, Booz Allen Hamilton Inc., The Boston Consulting Group or an equivalent firm, even if such firm provides services to companies engaged in the motion picture exhibition business (provided that the EXECUTIVE shall refrain, for such 18 month period, to provide or assist in the provision of services to such companies).

TWELFTH.- During his employment with the COMPANY and for a period of 18 months thereafter, the EXECUTIVE agrees not to hire, take any action to hire, nor assist any third party in the hiring of, any officer or employee of the COMPANY or any of its subsidiaries if any such officer or employee is compensated (or was compensated prior to his or her hiring) at more than 40,000 Mexican pesos per month or is in the first two levels of management of the COMPANY or any subsidiary of the COMPANY or is a manager or an assistant manager of any movie theatre operated by the COMPANY or any of its subsidiaries; provided that the delivery of recommendation letters by the EXECUTIVE at the request of any such officer or employee shall not constitute a breach of this provision.

THIRTEENTH.- The EXECUTIVE shall devote his best efforts and business time to the advancement of the interests and business of the COMPANY. Except as permitted hereunder, the EXECUTIVE, while employed by the COMPANY, shall not enter into, maintain or permit the COMPANY or any of its Affiliates to enter into or maintain a Conflict of Interest Transaction or Position. As used herein, “Conflict of Interest Transaction or Position” means (i) any transaction directly or indirectly between the COMPANY or any of its Affiliates on the one hand and the EXECUTIVE or any member of his family or any business in which the EXECUTIVE or any member of his family has any equity interest (other than ownership of less than 3% of any class of equity securities) or in which the EXECUTIVE or any member of his family is a director or first or second level officer, (ii) any equity investment by the EXECUTIVE, directly or indirectly, in any business, other than passive investments, and (iii) any service by the EXECUTIVE as a director, officer, employee or consultant to any business other than the COMPANY and its Affiliates. For purposes hereof, the term “family” means Mr. Davila’s spouse, children, father, mother, brothers, aunts, uncles, cousins, nephews and nieces, brothers-in-law and parents-in-law or any spouse of any of the foregoing.

Notwithstanding the foregoing, if the EXECUTIVE determines that any existing investment, arrangement, transaction or agreement that was not a Conflict of Interest Transaction or Position at inception but that has or may be reasonably likely to become a Conflict of Interest Transaction or Position for reasons beyond the control of the EXECUTIVE, the EXECUTIVE shall notify the Board of Directors of the COMPANY, provided that if the Board of Directors of the COMPANY disapproves such potential Conflict of Interest Transaction or Position, the parties shall in good faith negotiate the terms for the divestiture or cancellation of any such actual or potential Conflict of Interest Transaction or Position as soon as it is reasonably practicable and with the purpose of minimizing any economic or political damage.

The COMPANY may terminate this Agreement with no further liability if the EXECUTIVE knowingly hides from the Board of Directors of the COMPANY the existence of any Conflict of Interest Transaction or Position.

In connection with the foregoing, the parties agree that (A) (i) the EXECUTIVE’s investment in a real estate venture, (ii) the EXECUTIVE’s activities as member of the exhibitor’s association, (iii) the EXECUTIVE’s activities as a member of an organization of entrepreneurs, (iv) the services provided by the brother of the EXECUTIVE in connection with the web page of the COMPANY in each case as further described in Exhibit E (all of which the COMPANY acknowledges has been disclosed to the COMPANY and its shareholders), and (B) activities (including all positions as director offered to the EXECUTIVE) disclosed hereafter to, and approved in writing by, the Board of Directors of the COMPANY pursuant to this Clause, shall not constitute Conflict of Interest Transactions or Positions.

FOURTEENTH.- Given that the EXECUTIVE’s compensation as stipulated in clause FOURTH includes compensation for all services rendered in accordance with this Agreement, the COMPANY shall be the sole and exclusive owner of all Intellectual Property which the EXECUTIVE may create or develop during the period of his employment and as a result of his activities, free and clear of any and all claims, liens or encumbrances.

For purposes hereof, the term “Intellectual Property” shall mean any and all intellectual rights, expressly defined as such under the Federal Copyright Law (Ley Federal del Derecho de Autor) and the Federal Industrial Property Law (Ley de la Propiedad Industrial), including, without limitation, all copyrights, patents, trademarks, service marks, in every stage of development, production and completion, and all rights to distribute, promote or otherwise exploit any of the foregoing by any means, media or processes.

FIFTEENTH.- The EXECUTIVE agrees to subject to physical examinations performed to the COMPANY’s employees in accordance with the practices of the COMPANY, in the understanding that the physician practicing such examinations shall be designated and paid by the COMPANY.

SIXTEENTH.- The parties agree that this Agreement (together with its exhibits) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes, leaves without effect and terminates any and all other prior discussions, negotiations, proposals, understandings and agreements, whether oral or written, between the EXECUTIVE and the COMPANY and that the employment relationship between the COMPANY and the EXECUTIVE shall be ruled exclusively by the provisions of this Agreement (together with its exhibits) and the provisions of the Federal Labor Law, the Social Security Law and Regulations thereto. The Ancillary Agreements shall govern the matters referred to therein and shall be governed by the law set forth therein.

SEVENTEENTH.- All notices in connection herewith shall only be effective if in writing and when delivered personally to each of the parties at their respective addresses set forth herein, provided that communications to be delivered to the Company shall be delivered as specified in Exhibit F with a copy as specified in Exhibit F.

EIGHTEENTH.- All monetary conversions from U.S. dollars to Mexican pesos, and from Mexican pesos to U.S. dollars, in connection with any value determination under this Agreement shall be made at the exchange rate published by Banco de México (Mexico’s central bank) or any successor institution in effect on the business day immediately prior to the date of any such value determination.

NINETEENTH.- The parties will seek to agree on a Spanish translation of this Agreement. Notwithstanding the foregoing, in view that this Agreement is signed in English, in case of controversy derived from the interpretation of both versions, the parties agree that the English version shall prevail.

Once this Agreement was fully read and that the EXECUTIVE and the representative of the COMPANY were informed of its validity and force of law, they ratified and signed it in agreement in two original counterparts, before two witnesses, in Mexico City, on November 10, 2004.

CADENA MEXICANA DE EXHIBICIÓN, S.A. DE C.V.

By:
Title:

EXECUTIVE

Miguel Angel Dávila Guzmán

WITNESS

EXHIBIT A

Capitalized terms used herein (and not otherwise defined herein) shall have the meanings ascribed to such terms in the Agreement.

BENEFITS AND PERQUISITES OF THE EXECUTIVE

a. (1) To facilitate the performance of EXECUTIVE’s services hereunder, EXECUTIVE shall, at all times, be entitled to the use of one armored vehicle, similar to the armored vehicle currently provided by the COMPANY to EXECUTIVE, to be provided by the COMPANY. On January 1, 2007, the COMPANY shall transfer ownership of the armored vehicle currently used by EXECUTIVE to EXECUTIVE (by taking any and all action necessary to that effect), without the need of any payment by EXECUTIVE, provided that EXECUTIVE is employed by the COMPANY on such date.

(2) Following the transfer of ownership of the car specified in a (1) above, EXECUTIVE shall be entitled to receive and use a new armored vehicle of similar type, the cost of which shall not exceed US$80,000 plus US$50,000 for armoring. On January 1, 2010 and every three years thereafter, the COMPANY shall transfer ownership of the armored vehicle then used by EXECUTIVE to EXECUTIVE (by taking any and all action necessary to that effect), without the need of any payment by EXECUTIVE, provided that EXECUTIVE is employed by the COMPANY on each such date. If, however, EXECUTIVE’s employment hereunder shall terminate for any reason, EXECUTIVE shall have the right to cause the COMPANY to transfer ownership, and the COMPANY shall be obligated to transfer ownership, of the armored vehicle then used by EXECUTIVE to EXECUTIVE, in exchange for a payment by EXECUTIVE of an amount equal to the non-amortized value, not including armoring, of such vehicle (taking into account to calculate such non-amortized, non-armored, value, the three (3) year agreed-to life of the vehicle and the time the vehicle has been used by EXECUTIVE assuming that the EXECUTIVE has used the vehicle since the beginning of such three-year period).

(3) The COMPANY hereby agrees that any and all expenses, of any nature, attributable to the armored vehicle used by the EXECUTIVE (including expenses incurred by the EXECUTIVE, for the operation and maintenance of such vehicle), shall be paid or reimbursed by the COMPANY.

(4) The COMPANY hereby agrees to pay the cost of one driver for the EXECUTIVE plus up to an aggregate amount of US$3,000 per month toward the cost (including salaries, benefits, compensation and expenses) of additional driver/bodyguards for EXECUTIVE’s personal use and the use of his family.

b. The following insurance to be provided and paid by the COMPANY for the benefit of the EXECUTIVE:

(i) medical insurance for the EXECUTIVE and his family members contracted in the United States of America for up to US$5,000,000 per family member; and

(ii) life insurance for US$2,000,000.

The basis and conditions of the above insurance will be ruled by the respective policy, which the COMPANY will contract with an internationally recognized insurance company in the United States of America reasonably acceptable to the EXECUTIVE.

c. The use of a golf club membership by the EXECUTIVE, his spouse and children, provided that the COMPANY shall pay all membership dues directly attributable to such membership, which membership shall be in the name of the COMPANY.

November 10, 2004

CADENA MEXICANA DE EXHIBICIÓN, S.A. DE C.V.

By:
Title:

EXECUTIVE

Miguel Angel Dávila Guzmán

WITNESS

Signature page to Exhibit A to the Employment Agreement

EXHIBIT B

Capitalized terms used herein (and not otherwise defined herein) shall have the meanings ascribed to such terms in the Agreement.

TERMINATION OF EMPLOYMENT OF THE EXECUTIVE

1. Termination.

a. Death. EXECUTIVE’s employment by the COMPANY shall automatically terminate upon EXECUTIVE’s death. In the event of termination of employment as a result of death of the EXECUTIVE, EXECUTIVE’s beneficiaries pursuant to EXECUTIVE’s testament or applicable law, shall be entitled to receive, and the COMPANY shall be obligated to pay all accrued benefits until his last day of employment (including, without limitation, (i) any unpaid portion of the Base Salary and the Bonus, reimbursement or payment of expenses, payments under any other employee benefit plans, the right to purchase the armored vehicle then in use, unpaid and prorated Required Christmas Bonus and Vacation Premium, payment of benefits or vesting of options under the LCE Holdings, Inc. and LCE Intermediate Holdings, Inc. Option Agreement and the Grupo Cinemex, S.A. de C.V. Stock Appreciation Rights Agreement, in each case, to which the Executive is entitled under the other provisions of this Agreement and (ii) his seniority bonus (the “Final Compensation”). In the event that the EXECUTIVE’s employment with the COMPANY is terminated for any reason, such Final Compensation shall, for the purposes of determining any earned vacation payment required to be made to the EXECUTIVE under Mexican law, be calculated taking into account vacation days not taken prior to November 10, 2004 to the extent the relevant statutory period extends back prior to November 10, 2004.

All Final Compensation payable under this Section 1.a. or Sections 1.b., 1.c., 1.d. and 1.e. below will be paid in a single lump sum promptly after the termination of the EXECUTIVE’s employment, except for the pro rata payment of the EXECUTIVE’s bonus for the fiscal year in which the EXECUTIVE shall have resigned, in the case of the EXECUTIVE’s resignation for no reason pursuant to Section 1.f. below, which will be paid at the time such bonus would have been paid had the EXECUTIVE remained employed by the Company.

b. Disability.

(i) The COMPANY shall have the right, exercisable by giving written notice to EXECUTIVE at least five (5) days in advance, to terminate EXECUTIVE’s employment by the COMPANY under this Agreement, at any time after EXECUTIVE has been unable to perform the services required of EXECUTIVE hereunder for at least one hundred and twenty (120) days, in any consecutive three hundred and sixty five (365)-day period, as a result of physical or mental disability, illness or injury, evidenced by a medical certificate to that effect (a “Disability”). In the event of the termination of the EXECUTIVE’s employment for disability, the EXECUTIVE shall be entitled to either (i) the Specified Severance Benefit (as hereinafter defined) or (ii) the benefit of such policy of disability insurance as shall be agreed upon by the COMPANY and the EXECUTIVE and purchased by the COMPANY, with an international company of recognized standing, for the EXECUTIVE in lieu of such severance benefit.

(ii) The Board of Directors of the COMPANY may temporarily designate another employee to act in the EXECUTIVE’S place during any period of the EXECUTIVE’s Disability.

c. By the COMPANY For Cause. The COMPANY may terminate the EXECUTIVE’S employment with the COMPANY for Cause at any time provided that applicable formalities under the Federal Labor Law are met. The following shall constitute “Cause” for termination, in addition to the actions or omissions described in the Federal Labor Law:

(i) the EXECUTIVE’S willful failure to substantially perform his duties and responsibilities under the Agreement;

(ii) the EXECUTIVE’S willful failure to carry out, or comply with, any lawful and reasonable and ethical directive of the Board not inconsistent with the terms of this Agreement or his obligation as Chief Executive Officer (Director General);

(iii) the EXECUTIVE engages in conduct that is criminal or materially contrary to applicable law;

(iv) the EXECUTIVE shall have defrauded the COMPANY or its shareholders, as a result of the EXECUTIVE’s actions, or if the EXECUTIVE shall have acted with willful misconduct (dolo) against the COMPANY or its shareholders so as to cause damages or losses to the COMPANY or its shareholders; provided that prior to the giving of any notice of termination hereunder, the EXECUTIVE shall have been given the right to fully address the Board of Directors, in respect of the presumed fraud or willful misconduct against the COMPANY; and

(v) the EXECUTIVE’S breach of, or failure to comply with, the terms and provisions of Clause Eleventh or Thirteenth of the Agreement.

In the event of termination of the EXECUTIVE’s employment for Cause, EXECUTIVE shall be entitled to no further compensation, benefits or other payments from the COMPANY, except for the Final Compensation.

d. By the COMPANY Without Cause or For No Reason. The COMPANY shall have the right, exercisable by giving written notice to EXECUTIVE, to terminate the EXECUTIVE’s employment by the COMPANY under this Agreement, without Cause or for no reason. In the event of termination of the EXECUTIVE’s employment without Cause or for no reason, the EXECUTIVE or his beneficiaries pursuant to his testament or applicable law, as the case may be, shall be entitled to receive, and the COMPANY shall be obligated to pay to the EXECUTIVE the Final Compensation (in the manner set forth in Section 1.a. above) and, in addition, during each month until the conclusion of a period of eighteen (18) months following the date of termination:

(i) an amount equal to 1/12th of his Base Salary; and

(ii) an amount equal to 1/12th of the lesser of (A) the EXECUTIVE’s Bonus for the fiscal year preceding such termination or (B) 75% of his then current salary (the Final Compensation plus any amounts payable under paragraphs (i) and (ii), less any reductions pursuant to the immediately following sentence, the “Specified Severance Benefit”).

Amounts payable under this Section 1.d. and Section 1.e. below shall be reduced by the sum corresponding to the EXECUTIVE’s Mexican legal severance effectively paid under the Federal Labor Law or other law.

Notwithstanding the foregoing, any obligation of the COMPANY to the EXECUTIVE hereunder and under Section 1.e below is conditioned upon the EXECUTIVE signing an effective release of claims acceptable to the parties.

e. By the EXECUTIVE for Good Reason. The EXECUTIVE may terminate his employment with the COMPANY for Good Reason, upon notice to the COMPANY setting forth in reasonable detail the nature of such Good Reason, pursuant to the provisions of Article 51 of the Federal Labor Law. The following shall constitute “Good Reason” for termination by the EXECUTIVE:

(i) failure of the COMPANY to continue the EXECUTIVE in the position of Chief Executive Officer (Director General);

(ii) material diminution in the nature or scope of the EXECUTIVE’S responsibilities, duties or authority;

(iii) material intentional failure of the COMPANY to pay the EXECUTIVE the Base Salary, the Bonus or any other amount payable to EXECUTIVE in the manner described in this Agreement;

(iv) the Board of Directors of the COMPANY persists, after protest by the EXECUTIVE, in requiring EXECUTIVE to engage in conduct that is criminal or contrary to applicable law or that a reasonable person would consider to be unethical;

(v) the COMPANY requires the EXECUTIVE to relocate outside of the Mexico City metropolitan area, otherwise changes materially the EXECUTIVE’s working conditions or requires the EXECUTIVE to report to persons other than the Board of Directors of the Company;

(vi) the COMPANY’s commencement, over the EXECUTIVE’s objection, of a new substantial line of business, that is not related to an extension of, or ancillary to, the COMPANY’s then existing business, unless ceased within thirty (30) days, counted from the date EXECUTIVE shall have given written notice in connection with the termination, to the President or Secretary of the Board of Directors of the COMPANY;

(vii) if a Change of Control (as defined in the SAR Agreement) occurs that results in the consolidation with an entity the main business activity of which is not the entertainment business; or

(viii) the sale of a Substantial Portion of the COMPANY’s assets, that is not approved by the EXECUTIVE, where “Substantial Portion” means assets generating at least thirty percent (30%) of the COMPANY’s gross consolidated cash flow; except for dispositions that arise from (i) non-performance by business or a portion thereof or (ii) swaps of comparable assets with other companies.

In the event of termination in accordance with this Section 1.e., then the EXECUTIVE will be entitled to the Specified Severance Benefit.

(f) By the EXECUTIVE upon resignation. The EXECUTIVE may terminate his employment with the COMPANY at any time. The COMPANY shall have no further obligation to the EXECUTIVE, other than for the payment of the Final Compensation.

2. Special Rights upon certain Changes of Control. If a Change of Control (as defined in the SAR Agreement) that does not trigger the vesting of Tranche Two Units or Tranche Three Units under the SAR Agreement and in connection with such Change of Control, the COMPANY terminates the EXECUTIVE’S employment other than for Cause, or the EXECUTIVE terminates his employment For Good Reason, in either case, within two years from July 30, 2004, then, in addition to any payments to or on behalf of the EXECUTIVE under Section 1.d. or 1.e. of this Exhibit B and provided that the EXECUTIVE signs a mutually acceptable effective release of claims, the COMPANY shall pay, or cause to be paid, to the EXECUTIVE a lump sum payment equal to the sum of: (x) the actual fair market value (net of any exercise price) of all vested Options under the Option Agreement between the EXECUTIVE, LCE Holdings, Inc. and LCE Intermediate Holdings, Inc., dated as of the date hereof (the “Option Agreement”) and all vested Tranche One Units under the SAR Agreement; (y) the actual fair market value (net of any exercise price) of 50% of all unvested Tranche 1 Options under the Option Agreement and 50% of all unvested Tranche One Units under the SAR Agreement; and (z) the actual fair market value of all Tranche Two and Tranche Three Units under the SAR Agreement, and Tranche 2 and Tranche 3 Options under the Option Agreement, to the extent vested as if such Change of Control constitutes a liquidity event under the SAR Agreement and Option Agreement, as applicable; provided that such fair market value shall be determined in accordance with the standards set forth in the Option Agreement or SAR Agreement, as applicable; provided, further, that, upon payment of such lump sum payment, all of the EXECUTIVE’s Options under the Option Agreement and Units under the SAR Agreement shall expire.

3. Special Termination Rights. If the COMPANY terminates the EXECUTIVE’S employment other than for Cause, or the EXECUTIVE terminates his employment For Good Reason, in either case in circumstances other than the circumstances in which Section 2 above applies, then, in addition to any payments to or on behalf of the EXECUTIVE under Section 1.d. or 1.e. of this Exhibit B and provided that the EXECUTIVE sign a mutually acceptable effective release of claims, the COMPANY shall pay, or cause to be paid, to the EXECUTIVE a lump sum payment equal to the sum of the fair market value (net of any exercise price) of all or a portion of the Tranche 2 and Tranche 3 Options under the Option Agreement and all or a portion of the Tranche Two and Tranche Three Units under the SAR Agreement in each case equal to (A) 20% per year times (B) the number of completed years of employment following July 30, 2004; provided that such fair market value shall be determined in accordance with the standards set forth in the Option Agreement or SAR Agreement, as applicable; provided, further, that, upon payment of such lump sum payment, all of the EXECUTIVE’s Options under the Option Agreement and Units under the SAR Agreement shall expire, except for any vested Tranche 1 Options and Tranche One Units. For example, if the EXECUTIVE’S employment was terminated by the COMPANY other than for Cause after 3 and a half years, the EXECUTIVE would be eligible to receive a lump sum payment of the actual net fair market value in respect of 60% of (i) all of his Tranche Two and Tranche Three Units under the SAR Agreement (i.e., the number of Units to which he would have been entitled if the fair market value of the COMPANY at termination had reflected a 2.0x or 3.0x return on COMPANY equity) and (ii) all of his Tranche 2 and Tranche 3 Options (i.e., the number of Units to which he would have been entitled if the fair market value of LCE Holdings, Inc. at the time of termination had reflected a 2.0x or 3.0x return to the shareholders of LCE Holdings, Inc. as of July 31, 2004).

4. Effect of Termination. In the event the EXECUTIVE’s employment with the COMPANY is terminated:

a. Payment by the COMPANY of the amounts described in this Exhibit B subject to the terms and conditions of this Exhibit B shall constitute the entire obligation of the COMPANY to the EXECUTIVE, except for, and in addition to, what is provided under the Ancillary Agreements.

b. The effects of provisions of this Agreement shall survive any such termination if so provided therein or if necessary to accomplish the purposes of other surviving provisions, including without limitation the obligations of the EXECUTIVE under Clauses TENTH, ELEVENTH and TWELFTH of the Agreement. The obligation of the COMPANY to make payments to or on behalf of the EXECUTIVE under Section 1(d) or 1(e) of this Exhibit B is expressly conditioned upon the EXECUTIVE’S continued full performance of obligations under Clauses TENTH, ELEVENTH and TWELFTH of the Agreement. The foregoing does not imply the EXECUTIVE’s continuation of his employment relationship with the COMPANY. The EXECUTIVE recognizes that, except as expressly provided in Section 1.d. or 1.e. of this Exhibit B no compensation will be earned after termination of employment, except for, and in addition to, what is provided under the Ancillary Agreements.

5. Dividends and Distributions. During the EXECUTIVE’s employment, (i) if LCE Holdings, Inc. or LCE Intermediate Holdings, Inc. shall pay a dividend or make any other distribution in respect of their respective shares that are then the subject of options under the Option Agreement (the “Option Shares”), the company paying such dividend or other distribution or its affiliates shall make such compensatory payments or other compensatory financial accommodations to the EXECUTIVE determined by such company’s board of directors that, in the good faith judgment of such board, (a) are of substantially equivalent value to the amount that would have been payable in respect of the Option Shares had they been outstanding at the time of such dividend or other distribution and (b) reflect whether such options are vested or unvested and (ii) if Grupo Cinemex, S.A. de C.V. shall pay a dividend or make any other distribution in respect of its respective shares on which an award under the SAR Agreement is then based, (the “SAR Shares”), Grupo Cinemex or its affiliates shall make such compensatory payments or other compensatory financial accommodations to the EXECUTIVE determined by Grupo Cinemex’s board of directors that, in the good faith judgment of the board, (a) are of substantially equivalent value to the amount that would have been payable in respect of the SAR Shares had they been outstanding at the time of such dividend or other distribution and (b) reflect whether such award is vested or unvested. The EXECUTIVE shall not receive any such compensatory payment or financial accommodation in respect of a dividend or distribution under clause (i) of this Section 5 to the extent that such dividend or distribution resulted from a dividend or distribution under clause (ii) of this Section 5.

November 10, 2004

CADENA MEXICANA DE EXHIBICIÓN, S.A. DE C.V.

By:
Title:

EXECUTIVE

Miguel Angel Dávila Guzmán

WITNESS

Signature page to Exhibit B to the Employment Agreement

EXHIBIT C

Capitalized terms used herein (and not otherwise defined herein) shall have the meanings ascribed to such terms in the Agreement.

PERFORMANCE BONUS OF THE EXECUTIVE

If the COMPANY meets eighty five percent (85%) of its budgeted EBITDA for the applicable fiscal year, the Bonus shall be equal to thirty eight percent (38%) of the EXECUTIVE’s Base Salary for such fiscal year. If the COMPANY meets one hundred percent (100%) of its budgeted EBITDA for the applicable fiscal year, the Bonus shall be equal to seventy five percent (75%) of the EXECUTIVE’s Base Salary for such fiscal year (the “Target Bonus”). If the COMPANY meets or exceeds one hundred and fifteen percent (115%) of its budgeted EBITDA for the applicable fiscal year, the Bonus shall be equal to one hundred percent (100%) of the EXECUTIVE’s Base Salary for such fiscal year (each of the aforementioned percentage EBITDA thresholds being hereinafter referred to as a “Budget Threshold”). With respect to any applicable fiscal year, if the COMPANY meets a percentage of its budgeted EBITDA that falls in-between any two (2) of the Budget Thresholds, the EXECUTIVE’s Bonus for such fiscal year shall be determined by interpolating, on a straight-line basis, the bonus payable based on performance at each of the Budget Thresholds, such that (the following example is included herein for illustration purposes only) if the COMPANY meets ninety percent (90%) of its budgeted EBITDA for the applicable fiscal year, the EXECUTIVE would be entitled to an Bonus equal to fifty point thirty three percent (50.33%) of the EXECUTIVE’s Base Salary for such fiscal year, such percentage being determined as the sum of thirty eight percent (38%) plus the product of (i)(A) ninety percent (90%) applicable during the fiscal year during which EBITDA was calculated minus eighty five percent (85%) divided by (B) one hundred percent (100%) minus eighty five percent (85%) and (ii) seventy five percent (75%) minus thirty eight percent (38%). If the Company fails to meet eighty-five percent (85%) of budgeted EBITDA for the applicable fiscal year, no Bonus will be payable.

In the event that the COMPANY makes an acquisition or disposition of a company, line of business or assets, or makes a substantial change (including a substantial increase or decrease in capital expenditures) to the business of the COMPANY that is not consistent with the COMPANY’s business used to prepare the relevant budget, or changes its accounting policies or the method for calculating EBITDA, for purposes of calculating the Bonus, the budgeted EBITDA shall be adjusted to take into account any such event or events or any other similar event, as agreed between the EXECUTIVE and the person or persons appointed by the Board of Directors and, if no such agreement shall be reached within thirty (30) days counted from the date any such event shall have occurred, as determined by the COMPANY’s then acting auditors.

For purposes hereof, “budgeted EBITDA” shall be the budgeted EBITDA, as agreed to by the EXECUTIVE and the COMPANY in writing for such fiscal year, as adjusted from time to time pursuant to the preceding paragraph. In addition, with respect to years other than 2004, the earning of the Bonus may require achieving a free cash flow target, all as may be agreed to by the EXECUTIVE and the COMPANY, provided that absent such agreement the EBITDA measures set forth herein shall apply exclusively.

For purposes hereof, “EBITDA” means earnings before interest, income or similar taxes (including employee profit sharing), depreciation and amortization and gain or loss on sale/disposition of theaters, as determined in accordance with generally accepted accounting principles in effect in Mexico, applied on a consistent basis, and pursuant to the COMPANY’s yearly audited or unaudited interim financial statements, as the case may be, as submitted to, and approved by, the Board of Directors of the COMPANY; provided that if the Board of Directors shall fail to reach agreement to approve any applicable EBITDA, within thirty (30) days from the date the EBITDA calculation shall have been submitted thereto, EBITDA shall be the EBITDA determined by the COMPANY’s acting auditors.

If the EXECUTIVE’s employment shall terminate for any reason other than for Cause or as a result of the EXECUTIVE’s resignation for no reason, prior to the end of any fiscal year, the EXECUTIVE’s Bonus for the fiscal year then current at the time the EXECUTIVE’s termination shall become effective, shall be calculated taking into account the number of calendar months then elapsed and satisfaction of budgeted EBITDA for such months, and the Bonus shall be payable promptly after the time of such termination; provided that, such Bonus shall be prorated based on the number of full calendar months for which the EXECUTIVE was employed during the fiscal year current at the time. If the EXECUTIVE’s employment shall have been terminated as a result of EXECUTIVE’s resignation for no reason, then the EXECUTIVE’s Bonus, to which the EXECUTIVE shall be entitled, shall be determined based on the actual results of the full year in which such resignation shall become effective, taking into account the satisfaction of budgeted EBITDA for such year, and the Bonus shall be payable immediately after the approval of the COMPANY’s financials for such year or within two months following the end of such year, whichever occurs earlier; provided, that, such Bonus shall be prorated based on the number of full calendar months for which the EXECUTIVE was employed during such year.

For fiscal year 2004, the EBITDA target shall be 408,498,602 Mexican pesos.

November 10, 2004

CADENA MEXICANA DE EXHIBICIÓN, S.A. DE C.V.

By:
Title:

EXECUTIVE

Miguel Angel Dávila Guzmán

WITNESS

EXHIBIT D

Ancillary Agreements

EXHIBIT E

1. Real Estate Investment. Investment in the real estate leased by the COMPANY from Fondo Comercial Mexicano, S.A. de C.V.

2. Exhibitor’s Association. Member and President of CANACINE (Cámara Nacional de la Industria Cinematográfica y del Videograma).

3. Entrepeneurs Organization. Board Member of ENDEAVOR, both in the Global Advisory Board and in the Mexican Board.

4. Web Page Services. Mr. Eduardo Dávila Guzmán, directly and through Consultores en Información Electrónica, S.A. de C.V., hosts, designs, sells advertising and maintains the web page of the COMPANY and provides different information and system development services on a regular basis.

EXHIBIT F

Except as otherwise specified in this Agreement, any notice required to be given pursuant to this Agreement shall be given in writing. Any notice, consent, approval, demand or other communication in connection with this Agreement shall be deemed to be given if given in writing (including by telecopy) addressed as provided below (or to the addressee at such other address as the addressee shall have specified by notice actually received by the addressor), and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, ten days shall have elapsed after the same shall have been deposited in the United States or Mexico mails, as applicable, with first-class postage prepaid and registered or certified.

If to Cadena Mexicana de Exhibición, S.A. de C.V., to it at:

Blvd. Manuel Avila Camacho No. 40, Piso 16

11000 Mexico D.F., Mexico Fax:(525) 201-5813

Attention: Secretary of Board of Directors

with a copy to each of:

Bain Capital Partners

111 Huntington Avenue

Boston, MA 02199

U.S.A.

Facsimile: (617) 516-2010

Attention: John Connaughton and Phil Loughlin

and

The Carlyle Group

520 Madison Avenue, 42nd Floor

New York, NY 10022

U.S.A.

Facsimile: (212) 381-4901

Attention: Michael Connelly and Eliot P. Merrill

and

Spectrum Equity Investors

333 Middlefield Road, Suite 200

Menlo Park, CA 94025

U.S.A.

Facsimile: (415) 464-4601

Attention: Benjamin Coughlin and Brion Applegate

and

Loews Cineplex Entertainment Corporation

711 Fifth Avenue

New York, NY 10022

U.S.A.

Facsimile: (646) 521-6267

Attention: Corporate General Counsel

and

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110-2624

U.S.A.

Facsimile: (617) 951-7050

Attention: R. Newcomb Stillwell, Esq.

and

Santamarina y Steta, S.C.

Torre Comercial América

Batallón de San Patricio 111-1102

Col. Valle Oriente, Garza García,

66269 Monterrey Nuevo León, México

Facsimile: (5281) 8368-0111

Attention: Juan Carlos de la Vega

If to Miguel Angel Dávila Guzmán, to him at:

Arteaga y Salazar No. 114

Casa 6, Col. Contadero

05500 México, D.F.

with a copy to each of:

Rafael Sánchez Navarro

Carretera Picacho- Ajusco No. 238

Despacho 501, Col. Jardines de la Montaña

Tel. (5255) 56-31-96-66 ext. 14.

and

Ritch, Heather y Mueller, S.C.

Torre del Bosque

Blvd. M. Avila Camacho No. 24, Piso 20

Col. Lomas de Chapultepec

11000 México, D.F.

México

Facsimile: (5255) 9178-7095

Attn: Luis Nicolau